UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                            Northwestern Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    668074305
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 August 22, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 2 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -86,903-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -86,903-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -86,903-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 3 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -86,903-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -86,903-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -86,903-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Global Macro Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 4 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Master Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,022,391-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,022,391-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,022,391-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.9% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 636,281 shares as direct holder of the shares and 386,110 shares solely in its capacity as the sole member of Drawbridge Global Opportunities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 5 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,022,391-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,022,391-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,022,391-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.9% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the investment advisor of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Fund LP, and Drawbridge Global Macro Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 6 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Macro Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -934,465-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -934,465-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -934,465-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.6% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as a member of Drawbridge Global Macro Master Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 7 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Global Opportunities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -386,110-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -386,110-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -386,110-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.1% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 8 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -710,693-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -710,693-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -710,693-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         PN
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge DSO Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                          Page 9 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge DSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -710,693-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -710,693-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -710,693-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 10 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Fund Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Cayman Islands
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -125,416-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -125,416-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -125,416-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Drawbridge OSO Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 11 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge OSO Securities LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -125,416-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -125,416-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -125,416-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* As direct holder of the shares.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 12 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities GP LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -710,693-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -710,693-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -710,693-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 13 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -836,109-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -836,109-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -836,109-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.4% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 710,693 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP and 125,416 shares solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 14 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Group LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,858,500-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,858,500-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,858,500-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* 1,022,391 shares solely in its capacity as the sole managing member of Drawbridge Global Macro Advisors LLC and 836,109 shares solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 15 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Investment Holdings LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -1,858,500-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -1,858,500-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -1,858,500-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Fortress Investment Group LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 16 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings II LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -86,903-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -86,903-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -86,903-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.2% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Global Macro GP
  LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No.  668074305                                         Page 17 of 23 Pages
--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
         (See Instructions)                          (a)  |x|
                                                     (b)  | |
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                           5        SOLE VOTING POWER
        NUMBER OF                   -0-
                           -----------------------------------------------------
         SHARES            6        SHARED VOTING POWER
                                    -710,693-*
      BENEFICIALLY         -----------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
        OWNED BY                    -0-
                           -----------------------------------------------------
          EACH             8        SHARED DISPOSITIVE POWER
                                    -710,693-*
        REPORTING

         PERSON

          WITH
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -710,693-
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES (See Instructions)

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         2.0% (based on 35,494,948 shares of common stock outstanding as of July 28, 2006)
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
         OO
--------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Drawbridge Special Opportunities GP LLC.

Item 1.

         (a)      Name of Issuer:

                  The name of the issuer is Northwestern Corporation (the "Issuer").

         (b)      Address of Issuer's Principal Executive Offices:

                  The Issuer's principal executive offices are located at 125 South Dakota Avenue, Sioux Falls, South Dakota 57104.

Item 2.

         (a)      Name of Person Filing:

                  This statement is filed by:

         (i) Drawbridge Global Macro Fund LP, a Delaware limited partnership ("Drawbridge Global LP"), is one of two members of Drawbridge Global Macro Master Fund Ltd, a company organized under the laws of the Cayman Islands ("Drawbridge Master");

         (ii) Drawbridge Global Macro GP LLC, a Delaware limited liability company ("Drawbridge Global GP") is the general partner of Drawbridge Global LP;

         (iii) Drawbridge Global Macro Master Fund Ltd. is a Cayman Islands exempted company, which is owned by Drawbridge Global LP and Drawbridge Global Ltd.;

         (iv) Drawbridge Global Macro Advisors LLC, a Delaware limited liability company ("Drawbridge Global Macro Advisors"), acts as investment advisor to Drawbridge Global LP and Drawbridge Global Ltd;

         (v) Drawbridge Global Macro Fund Ltd., a company organized under the laws of the Cayman Islands ("Drawbridge Global Ltd"), is the other member of Drawbridge Master;

         (vi) Drawbridge Global Opportunities LLC is a Delaware limited liability company ("Drawbridge Global Opportunities LLC"), which is wholly owned by Drawbridge Master and directly owns a portion of the shares described herein;

         (vii) Drawbridge Special Opportunities Fund LP, a Delaware limited partnership ("Drawbridge Special Opportunities LP"), is the sole member of Drawbridge DSO Securities LLC;

         (viii) Drawbridge DSO Securities LLC, a Delaware limited liability company ("Drawbridge DSO Securities LLC") is wholly owned by Drawbridge Special Opportunities LP and directly owns a portion of the shares described herein;

         (ix) Drawbridge Special Opportunities Fund Ltd. is a Cayman Islands exempted company and is the sole member of Drawbridge OSO Securities LLC;

         (x) Drawbridge OSO Securities LLC, a Delaware limited liability company ("Drawbridge OSO Securities LLC"), is wholly owned by Drawbridge Special Opportunities Ltd. and directly owns a portion of the shares described herein;

         (xi) Drawbridge Special Opportunities GP LLC, a Delaware limited liability company ("Drawbridge Special Opportunities GP") is the general partner of Drawbridge Special Opportunities LP;

         (xii) Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company ("Drawbridge Special Opportunities Advisors"), acts as advisor to both Drawbridge Special Opportunities LP and Drawbridge Special Opportunities Ltd.;

         (xiii) Fortress Investment Group LLC, a Delaware limited liability company ("FIG"), is the sole managing member of Drawbridge Global Macro Advisors and Drawbridge Special Opportunities Advisors;

         (xiv) Fortress Investment Holdings LLC, a Delaware limited liability company, is the sole owner of FIG;

         (xv) Fortress Principal Investment Holdings II LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Global Macro GP LLC; and

         (xvi) Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC.

         The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

         (b)      Address of Principal Business Office, or if none, Residence:

                  The address of the business office of each of the Reporting Persons is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

         (c)      Citizenship:

                  Each of Drawbridge Global GP, Drawbridge DSO Securities LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Opportunities LLC, Drawbridge Special Opportunities GP, Drawbridge OSO Securities LLC, Drawbridge Special Opportunities Advisors, Fortress Investment Holdings LLC, Fortress Principal Investment Holdings II LLC, Fortress Principal Investment Holdings IV LLC, and FIG is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Global LP and Drawbridge Special Opportunities LP is a limited partnership organized under the laws of the State of Delaware. Each of Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Ltd. and Drawbridge Special Opportunities Ltd. is a company organized under the laws of the Cayman Islands.

         (d)      Title of Class of Securities:

                  Common Stock, par value $0.01 per share (the "Common Stock")

         (e)      CUSIP Number:

                  668074305

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                  78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

         (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

         (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

                  The percentages used in this Item 4 are calculated based upon 35,494,948 shares of Common Stock issued and outstanding as of July 28, 2006 as reported in the Issuer's Form 10-Q for the quarterly period ending June 30, 2006.

            A. Drawbridge Global Macro Fund LP
                  (a) Amount beneficially owned: -86,903-
                  (b) Percent of class: 0.2%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -86,903-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -86,903-

            B. Drawbridge Global Macro GP LLC
                  (a) Amount beneficially owned: -86,903-
                  (b) Percent of class: 0.2%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -86,903-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -86,903-

            C. Drawbridge Global Macro Master Fund Ltd.
                  (a) Amount beneficially owned: -1,022,391-
                  (b) Percent of class: 2.9%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -1,022,391-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -1,022,391-

            D. Drawbridge Global Macro Advisors LLC
                  (a) Amount beneficially owned: -1,022,391-
                  (b) Percent of class: 2.9%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -1,022,391-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -1,022,391-

            E. Drawbridge Global Macro Fund Ltd.
                  (a) Amount beneficially owned: -934,465-
                  (b) Percent of class: 2.6%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -934,465-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -934,465-

            F. Drawbridge Global Opportunities LLC
                  (a) Amount beneficially owned: -386,110-
                  (b) Percent of class: 1.1%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -386,110-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -386,110-

            G. Drawbridge Special Opportunities Fund LP
                  (a) Amount beneficially owned: -710,693-
                  (b) Percent of class: 2.0%
                  (c) (i)   Sole power to vote or direct the vote: -710,693-
                      (ii)  Shared power to vote or direct the vote: -0-
                      (iii) Sole power to dispose or direct the disposition:
                            -710,693-
                      (iv)  Shared power to dispose or direct the disposition:
                            -0-

            H. Drawbridge DSO Securities LLC
                  (a) Amount beneficially owned: -710,693-
                  (b) Percent of class: 2.0%
                  (c) (i)   Sole power to vote or direct the vote: -710,693-
                      (ii)  Shared power to vote or direct the vote: -0-
                      (iii) Sole power to dispose or direct the disposition:
                            -710,693-
                      (iv)  Shared power to dispose or direct the disposition:
                            -0-

            I. Drawbridge Special Opportunities Fund Ltd.
                  (a) Amount beneficially owned: -125,416-
                  (b) Percent of class: 0.4%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -125,416-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -125,416-

            J. Drawbridge OSO Securities LLC
                  (a) Amount beneficially owned: -125,416-
                  (b) Percent of class: 0.4%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -125,416-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -125,416-

            K. Drawbridge Special Opportunities GP LLC
                  (a) Amount beneficially owned: -710,693-
                  (b) Percent of class: 2.0%
                  (c) (i)   Sole power to vote or direct the vote: -710,693-
                      (ii)  Shared power to vote or direct the vote: -0-
                      (iii) Sole power to dispose or direct the disposition:
                            -710,693-
                      (iv)  Shared power to dispose or direct the disposition:
                            -0-

            L. Drawbridge Special Opportunities Advisors LLC
                  (a) Amount beneficially owned: -836,109-
                  (b) Percent of class: 2.4%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -836,109-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -836,109-

            M. Fortress Investment Group LLC
                  (a) Amount beneficially owned: -1,858,500-
                  (b) Percent of class: 5.2%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -1,858,500-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -1,858,500-

            N. Fortress Investment Holdings LLC
                  (a) Amount beneficially owned: -1,858,500-
                  (b) Percent of class: 5.2%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -1,858,500-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -1,858,500-

            O. Fortress Principal Investment Holdings II LLC
                  (a) Amount beneficially owned: -86,903-
                  (b) Percent of class: 0.2%
                  (c) (i)   Sole power to vote or direct the vote: -0-
                      (ii)  Shared power to vote or direct the vote: -86,903-
                      (iii) Sole power to dispose or direct the disposition: -0-
                      (iv)  Shared power to dispose or direct the disposition:
                            -86,903-

            P. Fortress Principal Investment Holdings IV LLC
                  (a) Amount beneficially owned: -710,693-
                  (b) Percent of class: 2.0%
                  (c) (i)   Sole power to vote or direct the vote: -710,693-
                      (ii)  Shared power to vote or direct the vote: -0-
                      (iii) Sole power to dispose or direct the disposition:
                            -710,693-
                      (iv)  Shared power to dispose or direct the disposition:
                            -0-

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Each of the Reporting Persons hereby makes the following certification:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL MACRO FUND LP

                                    By:  DRAWBRIDGE GLOBAL MACRO GP LLC
                                             its general partner



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL MACRO GP LLC



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL MACRO ADVISORS LLC



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL MACRO FUND LTD



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                                    By: DRAWBRIDGE SPECIAL OPPORTUNITIES
                                        GP LLC
                                          its general partner



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS
                                    LLC



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL MACRO MASTER FUND LTD.



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE GLOBAL OPPORTUNITIES LLC



                                    By: /s/ Kevin Treacy
                                        ----------------------------------------
                                        Name:  Kevin Treacy
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE OSO SECURITIES LLC



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    DRAWBRIDGE DSO SECURITIES LLC



                                    By: /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Chief Financial Officer

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    FORTRESS INVESTMENT GROUP LLC



                                    By: /s/ Peter L. Briger
                                        ----------------------------------------
                                        Name:  Peter L. Briger
                                        Title: Authorized Person


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    FORTRESS INVESTMENT HOLDINGS LLC



                                    By: /s/ Peter L. Briger
                                        ----------------------------------------
                                        Name:  Peter L. Briger
                                        Title: Authorized Person

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    FORTRESS PRINCIPAL INVESTMENT HOLDINGS II
                                    LLC



                                    By: /s/ Peter L. Briger
                                        ----------------------------------------
                                        Name:  Peter L. Briger
                                        Title: Authorized Person


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 30, 2006

                                    FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV
                                    LLC



                                    By: /s/ Peter L. Briger
                                        ----------------------------------------
                                        Name:  Peter L. Briger
                                        Title: Authorized Person

                                  EXHIBIT INDEX

Exhibit Number    Exhibit
--------------    --------------------------------------------------------------

1 Joint Filing Agreement dated August 30, 2006, by and between Drawbridge Global Macro Master Fund Ltd., Drawbridge Global Macro Fund LP, Drawbridge Global Macro GP LLC, Drawbridge Global Macro Advisors LLC, Drawbridge Global Macro Fund Ltd., Drawbridge Global Opportunities LLC, Drawbridge Special Opportunities Fund LP, Drawbridge DSO Securities LLC, Drawbridge Special Opportunities Fund Ltd., Drawbridge OSO Securities LLC, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Investment Group LLC, Fortress Investment Holdings LLC, Fortress Principal Investment Holdings II LLC and Fortress Principal Investment Holdings IV LLC